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                                                                     Exhibit 1.1
(Translation)
                            ARTICLES OF INCORPORATION

                                              Executed on December 3, 1992
                                              Amended on June 24, 2004

                         CHAPTER I. GENERAL PROVISIONS

Article 1.        (Corporate Name)

         The Company shall be called Kabushiki Kaisha Internet Initiative, which shall be expressed in English as Internet Initiative Japan Inc.

Article 2.        (Objects)

         The objects of the Company shall be to engage in the following categories of business:

Telecommunications business;

Telecommunications construction business;

Manufacture, construction, development, sale, purchase, lease, export and import of telecommunications' machinery and equipment, telecommunications facilities, software and telecommunications systems;

Administration, maintenance and operation of telecommunications' machinery and equipment, telecommunications facilities, software and telecommunications systems;

Consulting service related to the foregoing;

Research, study, education and training related to the foregoing;

The sale and purchase of telephone subscriber's rights; and

Any and all businesses incidental or related to the foregoing.

Article 3.        (Location of Head Office)

         The Company shall have its head office in Chiyoda-ku, Tokyo.

Article 4.        (Method of Public Notice)

         Public notices of the Company shall be given in the Nihon Keizai
Shinbun.

                               CHAPTER II. SHARES

Article 5.        (Total Number of Shares Authorized to be Issued)

         The total number of shares authorized to be issued by the Company shall be seventy five thousand five hundred and twenty (75,520) shares; provided that in case of retirement of any shares, the number of shares subject to retirement shall be reduced from the total number of shares authorized to be issued.

Article 6.        (Handling of Shares and Fractional Shares)

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         Kinds of share certificates to be issued by the Company, and matters concerning registration of transfer of shares, registration of pledges, indication of trust property, purchase of fractional shares, reissue of share certificates and other procedures concerning shares and handling charges thereof shall be governed by the Share Handling Regulations to be prescribed by the Board of Directors.

Article 7.         (Transfer Agent)

         The Company shall appoint a transfer agent for the handling of its shares and fractional shares.

2. The transfer agent and its place of business shall be designated by a resolution of the Board of Directors.


3. The register of shareholders, the original register of fractional shares of the Company and the register of lost share certificates shall be kept by the transfer agent at its place of business, and matters concerning registration of transfer of shares, registration of pledges, indication of trust property, delivery of share certificates, acceptance of reports by shareholders, listing or recording into the original register of fractional shares and the register of lost share certificates and other matters concerning shares and fractional shares shall be handled by the transfer agent, and the Company shall not handle any such matters.

Article 8.        (Record Date)

         The shareholders entitled to exercise voting rights at the ordinary general meeting of shareholders of the Company relevant to each fiscal year shall be those shareholders with voting rights who are listed or recorded in the last register of shareholders as of March 31 of the fiscal year.

2. In addition to the preceding paragraph, whenever necessary, the Company may provisionally fix a record date after giving a public notice according to a resolution of the Board of Directors and may deem the shareholders or pledgees who are listed or recorded in the last register of shareholders as of the record date, or holders of fractional shares who are listed or recorded in the last original register of fractional shares as of the record date, as the shareholders, registered pledgees or holders of fractional shares entitled to exercise the relevant rights.

                  CHAPTER III. GENERAL MEETING OF SHAREHOLDERS

Article 9.        (Convocation)

         An ordinary general meeting of shareholders of the Company shall be held within three (3) months from the day immediately following the settlement of accounts of each fiscal year and an extraordinary general meeting of shareholders may be held from time to time whenever necessary.

Article 10.       (Chairman)

         The President shall chair a general meeting of shareholders. Should the President be unable to so act, another director shall act in his/her place in the order predetermined by the Board of Directors.



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Article 11.       (Voting by Proxy)

         A shareholder may exercise his/her voting right through another shareholder having voting rights acting as a proxy in a general meeting of shareholders.

2. In the case of the preceding paragraph, the shareholder or his/her proxy shall submit to the Company an instrument evidencing his/her power as proxy for each general meeting of shareholders.

Article 12.1.     (Method of Resolution)

         Unless otherwise provided for by law or these Articles of Incorporation, resolutions of a general meeting of shareholders shall be adopted by a majority vote of shareholders present at the meeting.

2. Special resolutions under Article 343 of the Commercial Code of Japan and other resolutions to which the method of resolution of aforementioned Article is applied mutatis mutandis by laws or regulations shall be passed by two-thirds or more of the voting rights of the shareholders present having one-third or more of the voting rights of all shareholders.

Article 13.       (Minutes)

         The summary of proceedings at a general meeting of shareholders and the results thereof shall be recorded in the minutes of the meeting, which shall bear the signatures, printed names and seal impressions, or digital signatures of the chairman of the meeting and the directors who were present at the meeting.

                CHAPTER IV. DIRECTORS AND THE BOARD OF DIRECTORS

Article 14.       (Number of Directors)

         The number of directors of the Company shall be between three (3) and ten (10).

Article 15.       (Election)

         A resolution for election of directors shall be made by a majority of voting rights of the shareholders present at the meeting where the shareholders representing one third (1/3) or more of the total number of the voting rights of all shareholders are present; provided that cumulative voting shall not be adopted for such election.

Article 16.       (Term of Office of Directors)

         The term of office of directors shall expire at the close of the ordinary general meeting of shareholders held in relation to the last settlement of accounts within two (2) years following their assumption of office.

Article 17.       (Convocation of Meetings of the Board of Directors)

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         Unless otherwise provided for by law, a meeting of the Board of
Directors shall be convened and chaired by the President.


2. The notice of convocation of a meeting of the Board of Directors shall be given to each director and statutory auditor at least three (3) days prior to the day set for such meeting; provided, however, that this period may be further shortened under pressing circumstances.

3. Matters concerning operation of meetings of the Board of Directors, etc. shall be governed by the Regulations of Board of Directors to be prescribed by the Board of Directors.

Article 18.       (Representative Director and Directors with Specific Titles)

         Representative Directors shall be elected among directors by the resolution of the Board of Directors. Each Representative Director shall severally represent the Company.

2. The Board of Directors may, by its resolution, select from among its members one chairman of the Board of Directors, one President, several Vice Presidents, several Senior Managing Directors, several Managing Directors.

Article 19.       (Method of Resolution of the Meeting of the Board of
                   Directors)

         A resolution of the Board of Directors shall be adopted by a majority vote of the directors present at the meeting at which a majority of the directors are present.

Article 20.       (Remuneration and Retirement Allowances)

         The remuneration and retirement allowances for directors shall be determined in a general meeting of shareholders.

Article 20.2    (Exemption of Liability for Directors)

         The Company may, pursuant to the provision of Article 266 paragraph 12 of the Commercial Code of Japan, with a resolution of the Board of Directors, exempt a director (either incumbent or past) from liabilities in respect of the acts mentioned in Article 266 paragraph 1 item 5 of the Commercial Code of Japan only to the extent permitted by laws or regulations.

2. The Company may, pursuant to Article 266 paragraph 19 of the Commercial Code of Japan, enter into an agreement with an outside director under which liability of such director against the Company for the damages resulting from acts mentioned in Article 266 paragraph 1 item (5) shall be limited; provided, however, that the limited amount of such damages pursuant to the agreement shall be the larger of the amount not less than 10 million yen which has been determined in advance or the amount provided by laws or regulations.

          CHAPTER V. STATUTORY AUDITORS AND THE BOARD OF STATUTORY AUDITORS

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Article 21.       (Number of Statutory Auditors)

         The Company shall have three (3) or more statutory auditors.

Article 22.       (Election)

         A resolution for election of statutory auditors shall be made by a majority of voting rights of the shareholders present at the meeting where the shareholders representing one third (1/3) or more of the total number of the voting rights of all shareholders are present.

Article 23.       (Term of Office of Statutory Auditors)

         The term of office of statutory auditors shall expire at the close of the ordinary general meeting of shareholders in relation to the last settlement of accounts within four (4) years following their assumption of office.
2. The term of office of a statutory auditor elected to fill a vacancy shall expire at such time as the term of office of his/her predecessor would otherwise expire.

Article 24.       (Full-time Statutory Auditors)

         The statutory auditors shall appoint a full-time statutory auditor(s) from among themselves. A standing statutory auditor(s) may be appointed from among full-time statutory auditors through mutual consultation among statutory auditors.

Article 25.       (Procedures for Convocation of the Meeting of the Board of
                   Statutory Auditors)

         A notice of the convocation of a meeting of the Board of Statutory Auditors shall be given to each statutory auditor at least three (3) days prior to the date set for such meeting; provided, however, that such period may be shortened under pressing circumstances.
2. Matters concerning operation of meetings of the Board of Statutory Auditors, etc. shall be governed by the Regulations of Board of Statutory Auditors to be prescribed by the Board of Statutory Auditors.

Article 26.       (Remuneration and Retirement Allowances for Statutory
                   Auditors)

         The remuneration and retirement allowances for statutory auditors shall be determined in a general meeting of shareholders.

Article 26.2      (Exemption of Liability for Statutory Auditors)

         The Company may, pursuant to the provision of Article 280 paragraph 1 of the Commercial Code of Japan, with a resolution of the Board of Directors, exempt a statutory auditor (either incumbent or past) from liabilities only to the extent permitted by laws or regulations.



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                             CHAPTER VI. ACCOUNTING

Article 27.       (Substitute Statutory Auditor)

         The Company may, in preparation for the case where the Company has a vacancy in the number of its statutory auditors provided by laws or regulations, elect a substitute statutory auditor at a general meeting of shareholders in advance.
2. A resolution for election of a substitute statutory auditor shall be made by a majority of voting rights of the shareholders present at the meeting where the shareholders representing one third (1/3) or more of the total number of the voting rights of all shareholders are present.
3. A resolution for election of a substitute statutory auditor shall remain effective until the holding of the immediate subsequent ordinary general meeting of shareholders.
4. In case a substitute statutory auditor assumes the office of a statutory auditor, the term of office of such statutory auditor shall expire at such time as the term of office of his/her predecessor would otherwise expire.

Article 28.       (Fiscal Year)

         The fiscal year of the Company shall commence on April 1 of each year and end on March 31 of the following year.

Article 29.       (Fixing of Shareholders for Payment of Dividends)

         Dividends shall be paid to the shareholders or pledgees who are listed on recorded in the last register of shareholders as of March 31 of each year, or the holders of fractional shares who are listed on recorded in the last original register of fractional shares as of the same date or who deposited their fractional share certificates with the Company as of such date.

Article 30.       (Interim Dividends)

         The Company may, by resolution of the Board of Directors, pay interim dividends to shareholders or pledgees listed or recorded in the last register of shareholders as of September 30 in each year or the holders of fractional shares listed or recorded in the last original register of fractional shares as of the same day.

Article 31.       (Dividends on Shares issued upon Conversion of Convertible
                   Bonds)

         The initial dividends and interim dividends on shares issued upon conversion of convertible bonds and fractional shares issued therewith shall be paid, assuming that the conversion took place on April 1 if such conversion request is made during the period from April 1 to September 30 or on October 1 if such conversion request is made during the period from October 1 to March 31 of the following year.

Article 32.       (Prescription Period of Dividends)

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         In case dividends or interim dividends remain unclaimed for three (3)
full years after the first date of payment, the Company shall be relieved from the obligation to make payment thereof.

2. No interest shall accrue on the outstanding dividends provided for in the preceding paragraph.

(Supplementary Provision)

Article 1.

With regard to the term of office of statutory auditors who are incumbent before the close of the ordinary general meeting of shareholders held for the first settlement term ending after May 1, 2002, the phrase within three (3) years following their assumption of office in Article 23 hereof shall be read as within four (4) years following their assumption of office.



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